Exhibit 99.4

CATHETER PRECISION, INC.

FINANCIAL STATEMENTS

December 31, 2021 and 2020

CATHETER PRECISION, INC

Contents

Report of Independent Registered Public Accounting Firm    3-4

Financial Statements

Balance Sheets as of December 31, 2021 and December 31, 2020                         5-6

Statements of Operations for the years ended December 31, 2021 and 2020                          7

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

for the years ended December 31, 2021 and 2020       8

Statements of Cash Flows for the years ended December 31, 2021 and 2020                          9

Notes to the Financial Statements    10-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Catheter Precision, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Catheter Precision, Inc., (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

April 22, 2022

CATHETER PRECISION, INC BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$11,911	$333,168
Accounts receivable	16,393	—
Prepaid expenses and other current assets	94,268	47,458
Total current assets	122,572	380,626

Property and equipment, net	19,336	12,272
Lease right of use assets, net	51,867	103,735
Total assets	$193,775	$496,633

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$112,694	$125,458
Accrued expenses	109,765	432,353
Lease liability - current portion	52,400	52,400
Royalties payable	159,456	159,456
Interest payable - related parties	11,077,441	8,352,611
Convertible promissory notes - related parties	23,985,000	21,635,000
Derivative liability	1,057,000	910,000
Notes Payable - Paycheck Protection Program ("PPP") Loan	—	200,000
Total current liabilities	36,553,756	31,867,278
Lease liability - net of current portion	—	52,400
Total liabilities	36,553,756	31,919,678
Commitments and contingencies

Redeemable convertible preferred stock:
Series A preferred stock, $0.01 par value - 1,875,000 shares authorized and 1,731,250 issued and outstanding as of December 31, 2021 and December 31, 2020	15,390,813	14,698,313
Series B preferred stock, $0.01 par value - 1,500,000 shares authorized and 1,187,649 issued and outstanding as of December 31, 2021 and December 31, 2020	21,080,771	20,083,146
Series C preferred stock, $0.01 par value - 1,168,225 shares authorized and 1,156,543 issued and outstanding as of December 31, 2021 and December 31, 2020	19,869,410	18,874,783
Series D preferred stock, $0.01 par value - 1,750,000 shares authorized and 1,097,549 issued and outstanding as of December 31, 2021 and December 31, 2020	17,330,298	16,386,406
Total redeemable convertible preferred stock	73,671,292	70,042,648

Stockholders' equity (deficit):
Common stock, $0.001 par value, 100,000,000 shares authorized, 1,444,848, and 1,326,000 shares issued and outstanding as of December 31, 2021 and December 31, 2020	1,445	1,326

CATHETER PRECISION, INC BALANCE SHEETS

Additional paid-in capital	514,814	462,161
Accumulated deficit	(110,547,532)	(101,929,180)
Total stockholders' deficit	(110,031,273)	(101,465,693)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$193,775	$496,633

See accompanying notes to the financial statements

CATHETER PRECISION, INC STATEMENTS OF OPERATIONS

	Years ended December 31,
	2021	2020

Net sales	$148,569	$48,103
Cost of sales	9,633	3,160
Gross profit	138,936	44,943

Operating expenses:
General and administrative	1,118,565	1,302,972
Research and development	422,354	686,136
Sales and marketing	1,109,593	821,163
Total operating expenses	2,650,512	2,810,271
Loss from operations	(2,511,576)	(2,765,328)

Other income (expenses):
Interest income	35	74
Interest expense	(2,828,393)	(2,636,638)
Forgiveness of PPP loan	200,000	—
Gain on transfer of intangible assets	200,000	—
Change in fair value of derivative liability	(43,437)	2,591,736
Loss on foreign currency transactions	(6,337)	(623)
Total other expenses, net	(2,478,132)	(45,451)

Net loss	$(4,989,708)	$(2,810,779)

Liquidation Preference Dividend on Series A preferred stock	(692,500)	(692,500)
Liquidation Preference Dividend on Series B preferred stock	(997,625)	(997,627)
Liquidation Preference Dividend on Series C preferred stock	(994,627)	(994,628)
Liquidation Preference Dividend on Series D preferred stock	(943,892)	(943,892)
Net loss attributable to common stockholders	$(8,618,352)	$(6,439,426)

Net loss per share attributable to common stockholders - basic and diluted	$(6.05)	$(4.86)

Weighted average number of common shares outstanding—basic and diluted	1,424,660	1,326,000

See accompanying notes to the financial statements

CATHETER PRECISION, INC STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDER'S DEFICIT

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
Balance at December 31, 2019	1,731,250	$14,005,813	1,187,649	$19,085,519	1,156,543	$17,880,155	1,097,549	$15,442,514	1,326,000	$1,326	$461,808	$(95,489,754)	$(95,026,620)

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	353	—	353

Liquidation preference dividend on Series A preferred stock	—	692,500	—	—	—	—	—	—	—	—	—	(692,500)	(692,500)

Liquidation preference dividend on Series B preferred stock	—	—	—	997,627	—	—	—	—	—	—	—	(997,627)	(997,627)

Liquidation preference dividend on Series C preferred stock	—	—	—	—	—	994,628	—	—	—	—	—	(994,628)	(994,628)

Liquidation preference dividend on Series D preferred stock	—	—	—	—	—	—	—	943,892	—	—	—	(943,892)	(943,892)

Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,810,779)	(2,810,779)

Balance at December 31, 2020	1,731,250	$14,698,313	1,187,649	$20,083,146	1,156,543	$18,874,783	1,097,549	$16,386,406	1,326,000	$1,326	$462,161	$(101,929,180)	$(101,465,693)

Issuance of common stock due to exercise of stock options	—	—	—	—	—	—	—	—	118,848	119	46,232	—	46,351

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	6,421	—	6,421

Liquidation preference dividend on Series A preferred stock	—	692,500	—	—	—	—	—	—	—	—	—	(692,500)	(692,500)

Liquidation preference dividend on Series B preferred stock	—	—	—	997,625	—	—	—	—	—	—	—	(997,625)	(997,625)

Liquidation preference dividend on Series C preferred stock	—	—	—	—	—	994,627	—	—	—	—	—	(994,627)	(994,627)

Liquidation preference dividend on Series D preferred stock	—	—	—	—	—	—	—	943,892	—	—	—	(943,892)	(943,892)

Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,989,708)	(4,989,708)

Balance at December 31, 2021	1,731,250	$15,390,813	1,187,649	$21,080,771	1,156,543	$19,869,410	1,097,549	$17,330,298	1,444,848	$1,445	$514,814	$(110,547,532)	$(110,031,273)

See accompanying notes to the financial statements

CATHETER PRECISION, INC STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,989,708)	$(2,810,779)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	17,008	15,891
Stock-based compensation	6,421	353
Change in fair value of derivative liability	43,437	(2,591,736)
Amortization of debt discount	103,563	226,736
Gain on transfer of intangible assets	(200,000)	—
Forgiveness of Notes Payable - Paycheck Protection Program ("PPP") loan	(200,000)	—
Change in operating assets and liabilities:
Accounts receivable	(16,393)	—
Prepaid expenses and other current assets	(53,147)	8,579
Right of use asset and liability	(532)	(532)
Accounts payable	(12,764)	(467,321)
Accrued expenses	(76,237)	334,238
Interest payable - related parties	2,724,830	2,409,903
Net cash used in operating activities	(2,653,522)	(2,874,668)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(24,072)	(9,132)
Net cash used in investing activities	(24,072)	(9,132)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of convertible promissory notes - related parties	2,350,000	2,920,000
Proceeds from issuance of Paycheck Protection Program ("PPP") Loan	—	200,000
Net cash provided by financing activities	2,350,000	3,120,000

Effect of exchange rate on cash	6,337	623

Net (decrease) increase in cash and cash equivalents	(321,257)	236,823

Cash and cash equivalents at beginning of year	333,168	96,345

Cash and cash equivalents at end of year	$11,911	$333,168

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Recognition of Liquidation Preference Dividend	$3,628,644	$3,628,647
Offset of amount due from exercise of stock options to settle accrued compensation	$46,351	$—

See accompanying notes to the financial statements

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

Note 1 -Nature of Operations

Catheter Precision, Inc. (the “Company”), a Delaware Corporation, was formed on September 6, 2006.  The Company is dedicated to the design, manufacture and sale of new and innovative medical technologies focused in the field of cardiac electrophysiology (“EP”). The Company’s primary product is the View into Ventricular Onset, (“VIVO” or “VIVO System”).

VIVO is a non-invasive imaging system that offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to electrophysiology studies. The VIVO system has achieved a CE Mark allowing it to be commercialized in the European Union and has been placed at several hospitals in Europe. FDA 510(K) Clearance in the United States was received in June 2019.

Prior to 2018, the Company sold the AMIGO remote catheter system (the “AMIGO” or “AMIGO System”) which provides for accurate positioning, manipulation and stable control of catheters for use by electrophysiologists in the diagnosis and treatment of abnormal heart rhythms known as cardiac arrhythmias. The Company owns the intellectual property related to the AMIGO System.

The spread of the novel coronavirus (“COVID-19”) has affected many segments of the global economy, including the cancer screening and diagnostics industry. The COVID-19 outbreak, which the World Health Organization has classified as a pandemic, has prompted governments and regulatory bodies throughout the world to enact broad precautionary measures, including “stay-at-home” orders, restrictions on the performance of “non-essential” services, public gatherings and travel. Health systems, including key markets where the Company operates, have been, or may be, overwhelmed with high volumes of patients suffering from COVID-19. Medical practices continue to be cautious about allowing individuals, such as sales representatives, into their offices. Many individuals continue to work from home rather from an office setting. The Company cannot forecast when the COVID-19 pandemic will end or the extent to which practices that have emerged during the pandemic will continue once it subsides.

We continue to monitor the rapidly evolving situation caused by the COVID-19 pandemic, and we may take further actions required by governmental authorities or that we determine are prudent to support the well-being of our employees, customers, suppliers, business partners and others. The degree to which the COVID-19 pandemic ultimately impacts our business, results of operations, cash flows and financial position will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact,(including the efficacy of vaccines, particularly with respect to emerging strains of the virus), and how quickly and to what extent normal economic and operating conditions can resume.

The ultimate impact of COVID-19 depends on factors beyond the Company’s knowledge or control, including the duration and severity of the outbreak, as well as third-party actions taken to contain its spread and mitigate its public health effects. Accordingly, our current results and financial condition discussed herein may not be indicative of future operating results and trends.

Note 2 -Going Concern

As of December 31, 2021, the Company had approximately $12,000 in cash and cash equivalents. Net cash used in operating activities was approximately $2,654,000 for the year ended December 31, 2021. Net loss for the years ended

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

December 31, 2021 and 2020 was approximately $4,990,000 and $2,811,000, respectively. As of December 31, 2021, the Company had negative working capital of approximately $36,400,000, an accumulated deficit of approximately $110,548,000, total outstanding debt of $23,985,000 which is due on demand, and total outstanding interest payable of approximately $11,077,000 which is due on demand. The Company has historically funded its operations through issuances of equity securities and debt instruments and the Company plans to support its operations by continuing to raise the additional capital until the planned operating results are achieved. The Company has incurred substantial losses and negative cash flows from operations to date and expects to incur operating losses for the foreseeable future as it expands its commercialization efforts of its current product. The Company is unable to predict the extent of any future losses or when the Company will become profitable, if at all.

These financial statements have been prepared under the assumption that the Company will continue as a going concern. Due to the Company’s recurring and expected continuing losses from operations, limited cash and cash equivalents balance, negative working capital, and significant debt and interest payable due on demand the Company has concluded that there is substantial doubt in the Company’s ability to continue as a going concern within one year of the issuance of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans to build on its existing business, as well as grow through buy-and-build strategic acquisitions and partnerships. The Company will be required to raise additional capital to continue to support its operations at the current cash expenditure levels; however, the Company cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, its stockholders may experience significant dilution. Any debt financing, if available, may include potential dilutive instruments and include restrictive covenants that impact the Company’s ability to conduct business. If the Company is unable to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly scale back its current operations and/or commercialization efforts or (ii) relinquish or otherwise dispose of rights to technologies or products on unfavorable terms.

The 2019 novel coronavirus (COVID-19) pandemic and responses to this crisis, including actions taken by federal, state and local governments, have had an impact on the operations of the Company, including, without limitation, the following: restrictions to clinical sites; constraints on productivity; management and staff non-essential business-related travel was constrained due to stay-at-home orders. Management continues to monitor the COVID-19 pandemic situation and federal, state, and local recommendations.

Note 3 -Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All adjustments and disclosures necessary for a fair presentation of these financial statements have been included.

Revision to Previously Issued Financial Statements

During the preparation of the financial statements for the year ended December 31, 2021, the Company identified an error in the amount of debt discount amortized to interest expense for the year ended December 31, 2020. The Company amortized $226,736 of debt discount to interest expense with an offset to the change in the fair value of the

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

derivative liability resulting in a revised change in fair value of the derivative liability amounting to $2,591,736 for the year ended December 31, 2020. This error was corrected in the accompanying financial statements for the year ended December 31, 2020 and the revisions resulted in immaterial changes to the Statement of Operations and the Statement of Cash Flows, but did not result in a change to net loss for the year ended December 31, 2020.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to provisions for legal contingencies, income taxes, deferred income tax, asset valuation allowances, valuation of derivative liabilities, stock-based compensation, and revenues. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Segment Information

The Company operates in one business segment, which is the marketing, sales and development of medical technologies focused in the field of cardiac electrophysiology.

Foreign Currency Transaction Gain Or loss

The Company measures the foreign currency denominated assets and liabilities at the transaction date. Monetary assets and liabilities are then re-measured at exchange rates in effect at the end of each period, and property and non-monetary assets and liabilities are converted at historical rates.

Fair Value Measurements

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. The Company follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States of America, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

• Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

• Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

• Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2021 and 2020. The carrying amount of cash, accounts payable, interest payable, and convertible notes payable approximated fair value as they are short term in nature. The estimated fair value of the embedded put included in the convertible promissory notes – related parties, represent Level 3 measurements.

The following table details the fair value measurements within the fair value hierarchy of the Company's financial instruments, which includes the Level 3 liabilities:

	Fair value at December 31, 2021
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$1,057,000	$—	$—	$1,057,000
Total liabilities	$1,057,000	$—	$—	$1,057,000

	Fair value at December 31, 2020
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$910,000	$—	$—	$910,000
Total liabilities	$910,000	$—	$—	$910,000

The table below provides a summary of the changes in fair value of the derivative liabilities measured on a recurring basis using significant unobservable inputs (Level 3):

	Years Ended December 31,
Derivative liabilities:	2021	2020
Balance, beginning of period	$910,000	$3,275,000
Interest expense accrued on derivative liability	103,563	226,736
Loss (Gain) on fair value of embedded features	43,437	(2,591,736)
Balance, end of period	$1,057,000	$910,000

For further discussion on the derivative liability, see Note 6.

Cash and Cash Equivalents

The Company considers all highly liquid investing instruments, which consist solely of money market funds, purchased with an original maturity of three months or less to be cash equivalents. Cash is maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has not experienced any losses related to these balances.

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

Concentration of Credit Risk

Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash equivalents represent highly liquid investments with maturities of 90 days or less at the date of purchase. Credit risk related to cash and cash equivalents are limited based on the creditworthiness of the financial institutions at which these funds are held. We maintain cash balances in multiple bank accounts with one bank. Accounts located in the United States are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. We did not have any account balances exceed the FDIC limit during the year.

The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other hedging arrangements.

Property and Equipment

Property and equipment of the Company, consisting primarily of demonstration and clinical equipment (“demo equipment”) and computers, are recorded at cost. Major renewals and betterments are charged to the property accounts, while maintenance and minor repairs and replacements, which do not improve or extend the lives of the respective assets, are expensed. Depreciation is calculated using the straight-line method for all assets over the estimated useful lives of the respective assets which range from 2 to 3 years, except for leasehold improvements which are amortized over the term of the lease. When property and equipment is retired or otherwise disposed of, the asset and accumulated depreciation accounts are adjusted accordingly, and the gain or loss, if any, arising from its disposal, is credited, or charged to general and administrative expenses.

The Company’s long-lived assets consist of property and equipment. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than an asset’s carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. The Company’s policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable. No such impairment charges have been recognized during the years ended December 31, 2021 or 2020.

Software Development Costs

In accordance with ASC 985-20-25, Costs of Software to be Sold, Leased, or Marketed, software development costs are expensed as incurred until technological feasibility and marketability has been established, generally with the release of a beta version for customer testing. Once the point of technological feasibility and marketability is reached, direct production costs (including labor directly associated with the development projects), indirect costs and other direct costs (including costs of outside consultants, purchased software to be included in the software product being developed, travel expenses and other direct costs) are capitalized until the product is available for general release to customers. The Company amortizes capitalized costs on a product-by-product basis. Total cumulative capitalized software development costs have been insignificant.

Capitalized software development costs are stated at the lower of amortized costs or net realized value. Recoverability of these capitalized costs is determined at each balance sheet date by comparing the forecasted future revenues from the related products, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the capitalized software development costs. If the carrying value is determined not to be

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

recoverable from future revenues, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the future revenues.

Revenue Recognition

The Company applies the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), and all related appropriate guidance. The core principle of this standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.

The Company measures revenue based upon the consideration specified in the client arrangement, and revenue is recognized when the performance obligations in the client arrangement are satisfied. A performance obligation is a promise in a contract to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation. Under ASC 606, revenue is recognized when a customer obtains control of promised goods. To achieve this core principal, the Company applies the following five steps:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the Company satisfies a performance obligation

The Company’s primary product is the VIVO System. The VIVO System offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to electrophysiology studies. In addition to the VIVO System, customers are provided with VIVO Positioning Patch Sets, which are custom patches, that are used in conjunction with the VIVO System to complete the intended output of the VIVO System. The delivery of the VIVO System, including the VIVO Positioning Patch Sets represents the Company’s primary performance obligation. The Company recognizes revenue in a point in time upon the delivery of the VIVO system. The Company also provides customers with the option to pay for software upgrades in advance at the time of the contract's inception. Software upgrades are stand-ready services, whereby the Company will provide software upgrade services to the customer when and as upgrades are available. Terms of the period covered by the payment of software upgrades in advance can range from one year to multiple years. Customers have the option to renew terms covered by software upgrades at the end of each term. The stand-ready software upgrades represent the Company's second separate performance obligation and revenue is recognized over the term of the period.

The Company invoices the customers after physical possession and control of the VIVO System is transferred to the customer and recognizes revenue upon delivery. The timing of payment for the corresponding invoices is dependent upon the credit terms identified in each contract. The Company invoices customers who pay for software upgrades in advance in conjunction with the invoice for the delivery of the VIVO System, and subsequent renewals of software upgrades are invoiced at the inception of the term. Revenue for these stand-ready services is recognized evenly over the term of the upgrade period over time, consistently with similar stand-ready services under ASC 606. Similar to the delivery of the VIVO System, the timing of payment for the corresponding invoices is dependent upon the credit terms identified in each contract

Disaggregation of Revenue

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

The Company operates primarily in a single geographic location and enters into contracts with similar customers. In the following table, revenue is disaggregated by each of the Company's product offerings during the years ended December 31, 2021 and 2020 :

	December 31,
Revenue by Type	2021	2020
Net sales from sale of hardware	$115,069	$48,103
Net sales from sale of software	30,000	—
Net sales from sale of software upgrades	3,500	—
Total net sales	$148,569	$48,103

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates all of its financial instruments, including notes payable, to determine if such instruments contain features that qualify as embedded derivatives.

Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“mezzanine equity”). The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Initial Measurement

The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

Subsequent Measurement - Financial instruments classified as liabilities

The Company records the fair value of its financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of its financial instruments classified as liabilities are recorded as other expense/income.

Stock-Based Compensation

Stock-based compensation for employees and non-employees is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are recognized when they occur.

The Company estimates the grant date fair value of stock options using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the volatility, expected term of the option, risk-free interest rates, the value of the common stock and the expected dividend yield of the common stock.

See Note 10 for a discussion of the assumptions used by the Company in determining the grant date fair value of options granted under the Black-Scholes option pricing model, as well as a summary of the stock option activity under the Company’s stock-based compensation plan.

Research and Development Expense

Costs for research and development are expensed as incurred. Research and development expense primarily consists of salaries, product development, third-party contractors, and materials.

Advertising and Marketing

Advertising costs are expensed as incurred and included in sales and marketing expense. Advertising costs were $1,765 and $2,908 during the years ended December 31, 2021 and 2020, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Basic and Diluted Net Loss Per Share of Common Stock

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share excludes, when applicable, the potential impact of shares of common stock because their effect would be anti-dilutive due to our net loss. Because the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The table below provides total potential shares outstanding:

	For the Years Ended December 31,
	2021	2020
Series A Preferred Stock	1,731,250	1,731,250
Series B Preferred Stock	2,096,200	2,096,200
Series C Preferred Stock	2,475,002	2,475,002
Series D Preferred Stock	2,348,755	2,348,755
Stock options	1,139,000	387,970

Recently Announced Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new-forward looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods in fiscal years beginning after December 15, 2019, with early adoption permitted, for a U.S. Securities Exchange filer, excluding entities eligible to be smaller reporting companies. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022. The Company is required to adopt ASU 2016-13 on January 1, 2023. Management is currently evaluating the impact of these changes on the Financial Statements.

In August 2020, the FASB issued ASU No. 2020-06 Debt with Conversion and Other Options (Subtopic 47020) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”),  which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted ASU No. 2020-06 as of January 1, 2022 and management is currently assessing the impact of these changes on the Financial Statements.

Note 4 - Development Grant

CATHETER PRECISION, INC NOTES TO THE FINANCIAL STATEMENTS

During 2006 and 2007, the Company entered into two investment grant agreements with a non-profit foundation for the purpose of funding the initial development of the Company’s AMIGO System and received a total of $1,589,500 from the foundation.

The agreement calls for payment of royalties based on sales by the Company to the foundation upon successful commercialization of the AMIGO System as follows:

Royalty Percentage	Until Royalty Payment Reaches a Total of
4%	$1,589,500
2%	$3,179,000
1%	In perpetuity

There was no royalty expense recorded for the years ended December 31, 2021 and 2020. The Company has accumulated royalties payable of $159,456 at December 31, 2021 and 2020. No royalties have been paid under the agreements.

Note 5 - Property and Equipment, net

Property and equipment, net at December 31, 2021 and December 31, 2020 are comprised of the following:

		December 31,
	Estimated Useful Lives	2021	2020
Property and equipment	3 years	$10,975	$—
VIVO DEMO/Clinical Systems	2 years	50,967	38,972
Computer software and equipment	3 years	49,101	47,997
		111,043	86,969
Less: Accumulated depreciation		(91,707)	(74,697)
		$19,336	$12,272

Depreciation expense for the years ended December 31, 2021 and 2020 was $17,008 and $15,891, respectively.

Note 6 -Convertible Promissory Notes – Related Parties and Derivative Liability

Convertible Promissory notes – related parties at December 31, 2021 and December 31, 2020 are comprised of the following:

	December 31,
	2021	2020
Convertible Promissory Note One	$18,975,000	$16,625,000
Convertible Promissory Note Two	4,685,000	4,685,000
Convertible Promissory Note Three	75,000	75,000
Convertible Promissory Note Four	250,000	250,000
Carrying value of promissory notes- related parties	$23,985,000	$21,635,000

	December 31,
	2021	2020
Interest payable – convertible promissory note one	$7,906,598	$5,782,968
Interest payable – convertible promissory note two	2,952,745	2,390,545
Interest payable – convertible promissory note three	50,343	41,343
Interest payable – convertible promissory note four	167,755	137,755
Total Interest Payable	$11,077,441	$8,352,611

In March 2017, the Company issued convertible promissory notes (the “Notes”) to four shareholders of the Company (See Note 14) for an aggregate principal amount of $10,410,000. The notes bear interest at a rate of 12% per annum and matured on December 31, 2017 (“Maturity Date”). Upon Maturity Date, the four shareholders extended all terms related to the Notes. Any new monies provided under the Notes were also made pursuant to the same terms and, effective January 1, 2018, all monies due pursuant to the Note are due and payable on demand.

In 2020, the related party holder of Convertible Promissory Note One provided the Company with an additional $2,920,000 in cash proceeds which was received by the Company for the year ended December 31, 2020.

In November 2020, the Company's Board authorized raising the ceiling of the Notes to $23,000,000 under the same terms of the existing Notes.

In 2021, the related party holder of Convertible Promissory Note One provided the Company with an additional $2,350,000 in cash proceeds which was received by the Company for the year ended December 31, 2021. All monies due pursuant to the Note are due and payable on demand.

The Notes provide that upon the closing of the Company’s next financing in an aggregate amount greater than $8,000,000 (“Next Financing”), the outstanding principal balance of each Note shall convert into shares of stock at a conversion price per share equal to 80% of the lowest price per share paid by the investors in the Next Financing.

Upon closing, the Notes settle by providing the holder with a variable number of shares sold in the Next Financing with an aggregate fair value determined by reference to the debt principal. In this scenario, the value that the holder receives at settlement does not vary with the value of the Company's common stock, so the settlement provision was not a typical conversion option. Rather, the share settlement feature was considered a contingent redemption provision (i.e., a contingent embedded put). The Company evaluated the embedded put features in accordance with ASC 815-15-25. The embedded puts are not clearly and closely related to the debt host instrument and therefore have been separately measured at fair value, with subsequent changes in fair value recognized in the Statement of Operations.

Management used a scenario-based analysis to estimate the fair value of the embedded put features at issuance of the Convertible Notes and as of December 31, 2021 and December 31, 2020. At December 31, 2021 and December 31, 2020,

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

the fair value of the derivative liability was $1,057,000 and $910,000, respectively. The Company recorded a loss related to the increase in fair value of the derivative liability of $43,437 and a gain related to the decrease in fair value of the derivative liability of $2,591,736 for the years ended December 31, 2021 and 2020, respectively. Additionally, the Company recorded debt discounts to the Notes which were fully amortized as non-cash interest expense of $103,563 and $226,736 for the years ended December 31, 2021 and December 31, 2020, respectively.

Note 7 -Note Payable

On April 30, 2020, the Company received $200,000 in loan proceeds from the Payroll Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”) of the United States government. This program was established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In accordance with the provisions of the PPP, the use of the proceeds is restricted by the CARES Act for such expenses as payroll related costs and other allowable costs as defined by the PPP. The Company submitted the application for forgiveness of the PPP loan on November 4, 2020. During the year ended December 31, 2021 the Company received forgiveness for the entire amount of principal and accrued interest of the PPP loan. The Company recorded a gain for the loan proceeds forgiven within other income for the year ended December 31, 2021.

Note 8 -Preferred Stock

The Company has the following Preferred Stock:

		Shares		Liquidation
	Authorized Shares	Issued and Outstanding	Liquidation Preference	Preference per Share	Conversion Price per Share
At December 31, 2021
Series A	1,875,000	1,731,250	$15,390,813	$8.89	$4.00
Series B	1,500,000	1,187,649	21,080,771	$17.75	$7.06
Series C	1,168,225	1,156,543	19,869,410	$17.18	$8.34
Series D	1,750,000	1,097,549	17,330,298	$15.79	$8.56
	6,293,225	5,172,991	$73,671,292

At December 31, 2020
Series A	1,875,000	1,731,250	$14,698,313	$8.49	$4.00
Series B	1,500,000	1,187,649	20,083,146	$16.91	$7.06
Series C	1,168,225	1,156,543	18,874,783	$16.32	$8.34
Series D	1,750,000	1,097,549	16,386,406	$14.93	$8.56
	6,293,225	5,172,991	$70,042,648

The Series D, Series C, Series B and Series A Preferred Stock have been designated with the following preferences:

Dividends:

Dividends shall accrue at the rate of $0.86 per annum on shares of Series D preferred stock, whether or not declared and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for either of the years ended December 31, 2021 and 2020.

Dividends shall accrue at the rate of $0.86 per annum on shares of Series C preferred stock, whether or not declared, and

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for either of the years ended December 31, 2021 and 2020.

Dividends shall accrue at the rate of $0.84 per annum on shares of Series B preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for either of the years ended December 31, 2021 and 2020.

Dividends shall accrue at the rate of $0.40 per annum on shares of Series A preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for either of the years ended December 31, 2021 and 2020.

Liquidation, Dissolution and Preferential Payments:

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock then outstanding shall be entitled to be paid before any payment shall be made to the holders of Common Stock or Series A, Series B, and Series C Preferred Stock, an amount per share equal to the Series D Original Issue Price, plus any Series D Dividends declared but unpaid.

After payment to the holders of shares of Series D Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Series B and Series A Preferred Stock and Common Stock, an amount per share equal to the Series C Original Issue Price, plus any Series C Dividends declared but unpaid.

After payment to the holders of shares of Series D and Series C Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Series A Preferred Stock or Common Stock, an amount per share equal to the Series B Original Issue Price, plus any Series B Dividends declared but unpaid.

After payment to the holders of shares of Series D, Series C and Series B Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Common Stock, an amount per share equal to the Series A Original Issue Price, plus any Series A Dividends declared but unpaid.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock or, in the case of a Deemed Liquidation Event, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock.

Election of Directors:

The holders of the shares of Series B Preferred Stock may elect one director to the Company’s Board of Directors.

The holders of the shares of Series A Preferred Stock may elect one director to the Company’s Board of Directors.

The holders of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), voting together as a single class, shall be entitled to elect the balance of the five directors of the Company.

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Conversion:

Each share of Series D, Series C, Series B and Series A preferred stock shall be convertible, at the option of the holder, at any time and without the payment of additional consideration by the holder, into one share of common stock.

Mandatory conversion of Series D, Series C Series B and Series A preferred stock to common stock shall occur when either there is a public offering of shares of Common Stock resulting in at least $40 million of gross proceeds to the Company or by a vote or written consent of the holders of all of the then outstanding shares of Series D, Series C, Series B and Series A preferred stock.

Adjustments to Series A, Series B, Series C, and Series D Conversion Price for Diluting Issues:

In the event the Company issues additional shares of Common Stock or securities convertible into Common Stock, without consideration or for a consideration per share less than the applicable Preferred Series Conversion Price, then the Conversion Price for that Series, whether Series D, Series C, Series B, or Series A shall be reduced to the consideration per share received by the Company for such issue of Common Stock.

In the event the Company issues additional shares of Common Stock for a consideration per share greater than the applicable Preferred Series Conversion Price in effect immediately prior to such issue, but less than a consideration per share equal to one-hundred and twenty percent (120%) of the applicable Preferred Series Original Issue Price, then the Preferred Series Conversion Price for that Series, whether Series D, Series C, Series B or Series A, shall be reduced, concurrently with such issue, to a price determined in accordance with a formula.

At December 31, 2011, the Company had not received the requisite marketing approval from the United States Food and Drug Administration to market and sell the Corporation’s Amigo Remote Catheter System.  Accordingly, the Series B Original Issue Price is deemed to be $7.06 per share for the purpose of calculating the Series B Conversion Price. The prior Original Issue Price was $8.42 per share

In August 2013, the Company issued its Series D Preferred Stock at a price of $8.56 per share, which is less than one-hundred and twenty percent (120%) of the Series C Preferred Original Issue Price, and as a result, the Series C Original Issue Price is deemed to be $8.34 per share for the purpose of calculating the Series C Conversion Price. The prior Original Issue Price of Series C was $8.56 per share.

The Company has determined that the Series D, Series C, Series B and Series A Preferred host instrument was more akin to equity than debt and that the above identified conversion feature, subject to adjustments, was clearly and closely related to the host instrument, and accordingly bifurcation and classification of the conversion feature as a derivative liability was not required. The Series D, Series C, Series B and Series A Preferred Stock is contingently redeemable at the option of the holders or upon the occurrence of a Deemed Liquidation Event that is not solely within the control of the Company. A Deemed Liquidation Event is considered, a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation. Accordingly, the Series D, Series C, Series B and Series A Preferred Stock is presented as redeemable convertible preferred stock based on their redemption values at December 31, 2021 and December 31, 2020.

Note 9 - Common Stock

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. The holders of the common stock are entitled to one vote per each share with respect to each matter voted on by the stockholders of the Company.

During the year ended December 31, 2021, the Company issued 118,848 shares of common stock to settle accrued compensation of $46,351 through the exercise of stock options during the year by the former CEO of the Company. The Company did not issue shares of common stock during the year ended December 31, 2020.

Note 10 - Stock Based Compensation

In October 2009, the Board of Directors and Stockholders of the Company adopted the 2009 Equity Incentive Plan (the “Plan”), which was amended in 2011. The Plan provides for grants of stock options, restricted stock, and other stock-based awards to eligible employees of the Company as well as directors, officers, and others. The Plan is administered by the Board of Directors of the Company and was amended on September 24, 2019 to extend the term of the plan for ten more years.

Stock options are granted with an exercise price as determined by the Board of Directors, but in no event shall the exercise price be less than the fair value of a share of common stock on the date of grant. Awards generally vest over five years of continuous service and have a ten-year term from the date of grant.

The Company lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a set of publicly traded peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

In order to determine the fair value, the Company considered, among other things, the Company’s business, financial condition and results of operations; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

The following table summarizes stock option activity under the Plan for the years ended December 31, 2021 and 2020.

	Shares Underlying Options	Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at January 1, 2020	590,950	$1.20	6.10
Granted	—	$—	—
Cancelled	(125,980)	$0.39	—
Expired	(77,000)	$4.00	—
Outstanding at December 31, 2020	387,970	$0.47	5.94
Granted	990,000	0.39	9.31
Exercised	(118,848)	0.39	—
Cancelled	(115,122)	0.43	—
Expired	(5,000)	$4.00	0.00
Outstanding at December 31, 2021	1,139,000	$0.40	8.67
Vested options at December 31, 2021	499,707	$0.83	6.01

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

The fair value of employee options is estimated on the date of each grant using the Black-Scholes option-pricing model. During the year ended December 31, 2021, the Company granted 990,000 options to employees with a grant date fair value of $9,900, at a fair value of $0.01 a share. There were no grants during the year ended December 31, 2020. The assumptions used in calculating the fair value of stock-based awards during 2021 represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement. The assumptions are as follows:

December 31, 2021
Fair value of company’s common stock	$0.024
Dividend yield	0%
Expected volatility	91% - 175%
Risk Free interest rate	0.9% - 3.0%
Expected life (years) remaining	1.83 – 6.50

The stock-based compensation expense for stock option awards was $6,421 and $353 for the years ended December 31, 2021 and 2020, respectively. Stock-based compensation is included within general and administrative expenses on the Company's Statement of Operations.

As of December 31, 2021, there was an aggregate of $3,691 of unrecognized compensation cost related to non-vested stock-based compensation arrangements. This amount will be recognized as expense over a weighted-average period of 1.13 years.

Note 11 - Leases

During 2018 and 2019, the Company leased office space from an entity controlled by the Chairman of the Board of Directors. On January 1, 2019, the Company entered into a new lease agreement with a term of three years due to expire December 31, 2022. See Note 14 for additional details.

Our lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived an imputed rate, which was used in a portfolio approach to discount its real estate lease liabilities. We used an estimated incremental borrowing rate of 18.10% on December 31, 2021 for all leases that commenced prior to that date.

Right of use lease assets and lease liabilities for our operating leases were recorded in the balance sheet as follows:

	December 31,
	2021	2020
Assets
Lease right of use assets	51,867	103,735
Total lease assets	51,867	103,735

Liabilities
Current liabilities:
Lease liability - current portion	52,400	52,400
Non-current liabilities:
Lease liability, net of current portion	—	52,400
Total lease liability	52,400	104,800

Lease Terms and Discount Rate

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of December 31, 2021:

Weighted average remaining lease term (in years) – operating leases	1.50
Weighted average discount rate – operating leases	18.10

Undiscounted Cash Flows

Future lease payments included in the measurement of lease liabilities on the balance sheet as of December 31, 2021, for the following five fiscal years and thereafter were as follows:

Year ending December 31	Operating Lease
2022	$52,400
2023	—
2024	—
2025 and thereafter	—
Total Minimum Lease Payments	52,400
Less effects of discounting	—
Present value of future minimum lease payments	$52,400

Note 12 - Income Taxes

The provision for income taxes consists of the following:

December 31,
	2021	2020
Current provision (benefit):
Federal	—	—
State	—	—
Total current provision	—	—

Deferred provision (benefit)
Federal	—	—
State	—	—
Total deferred provision	—	—

Total provision / (benefit)	—	—

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

The tax effects of the temporary differences and carryforwards that give rise to the deferred tax assets consist of the following:

	December 31,
	2021	2020
Deferred tax assets:
Intangibles and other	$65,802	$75,460
Reserves and other	5,002	10,936
Stock options	34,308	33,459
Leases	114	229
R&D credits	788,699	746,080
Net operating loss carryforward	19,357,690	18,124,810
Total deferred tax assets	20,251,615	19,186,993
Valuation allowance	(20,248,215)	(19,185,677)
Net deferred tax assets	3,400	1,316

Deferred tax liabilities:
Fixed Assets	(3,400)	(1,316)
Total deferred tax liabilities	(3,400)	(1,316)
Net deferred tax asset (liability)	$—	$—

As of December 31, 2021, and 2020 the Company had federal net operating loss carryforwards of approximately $70,000,000 and $68,200,000, respectively, and state net operating loss carryforwards of approximately $68,200,000 and $66,200,000, respectively. State losses will begin to expire, if not utilized by 2030. The federal net operating loss carryforwards of approximately $70,000,000, if not utilized, will expire in 2037. Under the new Tax Cuts and Jobs Act, all NOLs incurred after December 31, 2017 are carried forward indefinitely for federal tax purposes.  Furthermore, as a result of changes in the ownership of the Company’s common stock and changes in business operations, the Company’s ability to use federal NOLs may be limited under Internal Revenue Code Section 382 and 383.

The valuation allowance relates to deferred tax assets for certain items that will be deductible for income tax purposes under very limited circumstances and for which the Company believes it is not more likely than not that it will realize the associated tax benefit. However, in the event that the Company determines that it would be able to realize more or less than the recorded amount of net deferred tax assets, an adjustment to the deferred tax asset valuation allowance would be recorded in the period such a determination is made. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion of all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment.  Based upon the levels of historical taxable income, projections of future taxable income and the reversal of deferred tax liabilities over the periods in which the deferred tax assets are deductible, management believes it is more-likely-than-not that the Company will not realize the benefits of these deductible differences, net of the existing valuation allowance. The amount of deferred tax asset considered realizable, however, could change in the near term if estimates which require significant judgment of future taxable income during the carryforward period are increased or decreased. Accordingly, the Company has recorded a valuation allowance on its net deferred tax assets of approximately $20,248,000 and $19,186,000

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

for the years ended December 31, 2021 and December 31, 2020, respectively. The Company experienced a net change in valuation allowance of approximately $477,000 and $958,000 in the years ended December 31, 2021 and 2020, respectively.

A reconciliation of the statutory U.S. federal rate to the Company's effective tax rate consists of the following:

	For the Years Ended December 31,
	2021	2020
Provision for income taxes at statutory rates	(21.00)%	(21.00)%
Effect of other permanent tax differences	(1.39)%	0.02%
Provision for state income taxes	(2.43)%	10.38%
Tax credits	(0.30)%	(2.67)%
Other	3.83%	—%
Increase/(decrease) in valuation allowance	21.29%	13.26%
Income tax expense (benefit)	—%	—%

On March 27, 2020, Congress enacted the CARES Act to provide certain relief as a result of the COVID-19 pandemic. The CARES Act, among other things, includes provisions relating to net operating loss carryback periods, alternative minimum tax credit refunds, and modification to the net interest deduction limitations. The CARES Act did not have a material impact on the Company's consolidated financial statements for the year ended December 31, 2021 and 2020. The Company continues to monitor any effects on its financial statements that may result from the CARES Act.

Note 13 - Commitments and Contingencies

Legal Proceedings

The Company may be involved in lawsuits, claims and proceedings incidental to the ordinary course of business. The Company accounts for such contingencies when a loss is considered probable and can be reasonably estimated.

In May 2020, the Company received a Summons to appear before the District Court of the Hague in a matter brought against the Company by PEACS B.V. The dispute concerns the ownership of one of the Company’s European patents and services provided by PEACS B.V. relating to its VIVO product. Management accrued $375,000 at December 31, 2020 representing its best estimate for the resolution of the PEACS B.V dispute.

In May 2021, the Company and PEACS B.V. settled the outstanding litigation. As part of the settlement, the Company agreed to pay PEACS B.V. $375,000. Additionally, PEACS B.V. agreed to pay $200,000 to the Company for the transfer of certain patents. Ultimately, the $200,000 due for the transfer of the patents was offset against the $375,000 due to PEACS B.V. Therefore, the Company paid PEACS B.V. $175,000 and recorded a gain on the transfer of intangible assets of $200,000 for the year ended December 31, 2021.

Note 14 - Related Party Transactions

On January 1, 2019, the Company entered into a new lease agreement with a term of three years due to expire December 31, 2022. For the year ended December 31, 2020, the amount paid for rent to the entity totaled $52,400. As of December 1, 2020, the related party is no longer the landlord of the property. For the year ended December 31, 2021, the Company made payments to the new landlord, an unrelated party.

For the year ended December 31, 2021 and 2020, the amounts paid for rent to the entity totaled $51,868 and $52,400, respectively.

On March 13, 2021, the Company granted 70,000 stock options to four employees. The stock options are to vest annually

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

over five years, and exercisable for ten years from the grant date. All options would terminate ten years from the grant date or with termination of employment, whichever comes first. The exercise price of all the stock options is $0.39.

On April 25, 2021, the Company granted 900,000 stock options to five directors and one observer on the Board of Directors. The stock options are to vest monthly over one year, and exercisable for ten years from the grant date. All options would terminate ten years from the grant date or with termination of employment, whichever comes first. The exercise price of all the stock options is $0.39.

The Company’s Chairman of the Board of Directors is the holder of Convertible Promissory Note One and the lead investor in the holder of Convertible Promissory Note Two as of December 31, 2021 and December 31, 2020, respectively. The Chairman of the Board of Directors owns 23% of the Company’s common stock as of December 31, 2021 and December 31, 2020. The outstanding balance of Convertible Promissory Notes One and Two due to the Chairman of the Board of Directors is $23,660,000 and $21,310,000 as of December 31, 2021 and December 31, 2020, respectively. The outstanding balance of interest payable related to the Convertible Promissory Notes One and Two due to the Chairman of the Board of Directors is $10,859,343 and $8,173,513 as of December 31, 2021 and December 31, 2020, respectively. The Chairman of the Board of Directors is the majority stockholder of the Company on a fully diluted basis.

The Company’s former CEO is the acting CEO of another entity and it is no longer considered an affiliated entity. As of and for the year ended December 31, 2021 and 2020 there were no transactions between the Company and the affiliated entity. As of December 31, 2021, and December 31, 2020, there were no amounts due to or from the affiliated entity. During the year ended December 31, 2021, the amount due from the exercise of 118,848 stock options by the former CEO was offset against deferred compensation due to the former CEO.

A member of the Company’s Board of Directors is the holder of Convertible Promissory Note Three and owns 2,959 shares of the Company’s common stock as of December 31, 2021 and December 31, 2020, respectively. The outstanding balance of Convertible Promissory Note Three due to the member is $75,000 as of December 31, 2021 and December 31, 2020. The outstanding balance of interest payable related to Promissory Note Three is $50,343 and $41,343 as of December 31, 2021 and December 31, 2020, respectively.

The holder of Convertible Promissory Note Four is a stockholder of the Company and active investor in other ventures directed by the Company’s Chairman of the Board of Directors. The holder of Convertible Promissory Note Four owns 8,242 shares of the Company’s common stock as of December 31, 2021 and December 31, 2020, respectively. The outstanding balance of Convertible Promissory Note Four due to the shareholder is $250,000 as of December 31, 2021 and December 31, 2020. The outstanding balance of interest payable related to Promissory Note Four is $167,755 and $137,755 as of December 31, 2021 and December 31, 2020, respectively.

Please refer to Note 6 for additional details relating to convertible promissory notes with related parties.

Note 15 -Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to April 22, 2022, the date that the financial statements were available to be issued. Based on this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 31, 2022, the holders of a majority of the then outstanding shares of Preferred Stock, voted together as a single class, and approved the conversion of all shares of Preferred Stock into a total of 8,651,207 shares of Common Stock as determined in accordance with the Certificate of Incorporation. All current holders of Preferred Stock were advised of the conversion on March 31, 2022.